Exhibit 10.2

ALAMO ENERGY CORP. ENTERS INTO A NEW WELL IN WEST VIRGINIA

LONDON – October 21, 2010 – Alamo Energy Corp. (OTCBB:ALME), is pleased to announce that as part of its agreement with Allied Energy Inc. it has chosen to replace the Dillon #1 well with the Goose Creek #4 re-entry well, Ritchie County, West Virginia.

Under the option agreement with Allied Energy Inc., Alamo has the option to participate in the re-entry of additional wells across 1,520.4 acres in West Virginia with the acreage containing 12 re-completion and 4 Drilldown wells with the opportunity to drill new wells on 25-acre spacing.

Operations on the Goose Creek #4 well, which is located on approximately 493 acres, are expected to commence shortly once there is a change in the unseasonal weather. The re-entry recompletion program plans to include several candidate shallower zones that have been analyzed by us as potentially oil productive.  Based on our analysis of the data, we believe that the cumulative production from the recompleted well may be as high as 20,000 barrels of oil.

Allan Millmaker, Chief Executive Officer, said “Unseasonal weather in the area has delayed the start to the operations but we expect the resumption of our work-over program shortly. We have been pleased with the results of our program with Allied Energy to date. ”

About Alamo Energy Corp.

Headquartered in London, England and with operational offices in Houston, Texas, Alamo Energy Corp. (OTCBB:ALME - News) is an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States. The company's UK exploration program is focused on four blocks spread over 400 square kilometers in an onshore oil and gas province in South East England. Alamo's U.S. operations are focused on the development of assets in Texas, Kentucky, Tennessee and West Virginia. For more information visit www.alamoenergycorp.com

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Alamo Energy Corp.
Investor Relations
Adam Holdsworth
+1 212-825-3210
ir@alamoenergycorp.com